Exhibit 3.5

Delaware The First State Page 1 6783706 8100 Authentication: 203382279 SR# 20221836695 Date: 05-09-22 You may verify this certificate online at corp.delaware.gov/authver.shtml I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF “RB FIRST MERGER SUB INC.”, FILED IN THIS OFFICE ON THE SIXTH DAY OF MAY, A.D. 2022, AT 6:25 O`CLOCK P.M.

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "RB FIRST MERGER SUB INC.", FILED IN THIS OFFICE ON THE SIXTH DAY OF MAY, A.D. 2022, AT 6:25 O`CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

6783706 8100
SR# 20221836695

Authentication: 203382279
Date: 05-09-22

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:25 PM 05/06/2022
FILED 06:25 PM 05/06/2022
SR 20221836695 - File Number 6783706

CERTIFICATE OF INCORPORATION

OF

RB FIRST MERGER SUB INC.

Pursuant to Section 102 of the

Delaware General Corporation Law

I, the undersigned, in order to form a corporation for the purposes hereinafter stated, under and pursuant to the provisions of the General Corporation Law of the State of Delaware (the "GCL"), do hereby certify as follows:

FIRST: The name of the corporation is RB First Merger Sub Inc. (hereinafter sometimes referred to as the "Corporation").

SECOND: The registered office of the Corporation is to be located at c/o Cogency Global, Inc., 850 New Burton Road, Suite 201, Kent County, Dover, Delaware 19904 The name of its registered agent at that address is Cogency Global Inc.

THIRD: The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the GCL.

FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 1,000, all of which shares shall be common stock of the par value $.0001 per share.

FIFTH: Subject to the provisions of the General Corporation Law, the number of directors of the Corporation shall be determined as provided in the By-Laws of the Corporation.

SIXTH: In furtherance and not in limitation of the general powers conferred by the laws of the State of Delaware, the board of directors of the Corporation is expressly authorized to make, alter or repeal the By-Laws of the Corporation, except as specifically stated therein.

SEVENTH: Except as otherwise required by the laws of the State of Delaware, the stockholders and directors shall have the power to hold their meetings and to keep the books, documents and papers of the Corporation outside of the State of Delaware, and the Corporation shall have the power to have one or more offices within or without the State of Delaware, at such places as may be from time to time designated by the Corporation. Elections of directors need not be by ballot unless the By-Laws of the Corporation shall so provide.

EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

NINTH: To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation. Neither any amendment nor repeal of this Article NINTH, nor the adoption of any provision of this Corporation's Amended and Restated Certificate of Incorporation inconsistent with this Article NINTH, shall eliminate or reduce the effect of this Article NINTH, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article NINTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

TENTH:

A. Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation's stockholders, (iii) any action asserting a claim arising pursuant to any provision of the GCL or this Certificate of Incorporation or the Corporation's Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware, or if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) in all cases subject to the court's having personal jurisdiction over the indispensable parties named as defendants.

B. If any action the subject matter of which is within the scope of Section A immediately above is filed in a court other than a court located within the State of Delaware (a "Foreign Action") in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section A immediately above (an "FSC Enforcement Action") and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder's counsel in the Foreign Action as agent for such stockholder.

C. If any provision or provisions of this Article TENTH shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article TENTH (including, without limitation, each portion of any sentence of this Article TENTH containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article TENTH.

ELEVENTH: The name and mailing address of the sole incorporator of the Corporation is as follows:

Name	Address
Brian L. Ross	c/o Graubard Miller The Chrysler Building 405 Lexington Avenue New York, NY 10174-1901

[Signature Page Follows]

IN WITNESS WHEREOF, I have signed this Certificate of Incorporation this 6th of May, 2022.

Brian L. Ross, Sole Incorporator